Exhibit 4.5

$150,000,000

Century Aluminum Company

1.75% Convertible Senior Notes due August 1, 2024

PURCHASE AGREEMENT

July 30, 2004

CREDIT SUISSE FIRST BOSTON LLC,
  As Representative of the Several Purchasers,
    Eleven Madison Avenue,
      NewYork, N.Y. 10010-3629

Dear Sirs:

     1. Introductory. Century Aluminum Company, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several initial purchasers named in Schedule A hereto (the “Purchasers”) $150,000,000 principal amount of its 1.75% Convertible Senior Notes due 2024 (the “Firm Securities”) and, at the election of the Purchasers an aggregate of up to an additional $25,000,000 principal amount (“Optional Securities”) of its 1.75% Convertible Senior Notes due 2024 (the Firm Securities and the Optional Securities which the Purchasers may elect to purchase pursuant to Section 3 hereof are herein collectively called the “Offered Securities”). The Offered Securities are to be issued under an indenture to be dated as of July 9, 2004 (the “Indenture”), among the Company and Wilmington Trust Company, as Trustee, on a private placement basis pursuant to an exemption under Section 4(2) of the United States Securities Act of 1933 (the “Securities Act”) and Rule 144A thereunder (“Rule 144A”).

     The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement among the Company and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company agrees to file a registration statement (the “Shelf Registration Statement”) with the Securities Exchange Commission (the “Commission”) registering the resale of the Offered Securities and the Underlying Shares, as hereinafter defined, under the Securities Act.

     2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Purchasers that:

   (a) An offering circular relating to the Offered Securities to be offered by the Purchasers has been prepared by the Company. Such offering circular (the “Offering Circular”), including documents incorporated by reference therein, and as supplemented as of the date of this Agreement, is hereinafter collectively referred to as the “Offering Document”. On the date of this Agreement, the Offering Document does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Document based upon written information furnished to the

Company by any Purchaser through Credit Suisse First Boston LLC (“CSFB”) specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof. Except as disclosed in the Offering Document, on the date of this Agreement, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission or sent to shareholders pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

   (b) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as described in the Offering Document; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

   (c) Each subsidiary of the Company has been duly organized and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate, limited liability company or limited partnership) to own its properties and conduct its business as described in the Offering Document; and each subsidiary of the Company is duly qualified to do business as a foreign corporation, limited liability company or limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable or, in the case of any subsidiary that is not a corporation, all necessary actions under the limited liability company act or the limited partnership act under which the subsidiary was organized and the subsidiary’s constituent documents have been taken for the purchase of such subsidiary’s equity interests; and the capital stock or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects except for (i) encumbrances on the Company’s ability to dispose of the stock of Berkeley Aluminum, Inc. pursuant to the Amended and Restated Owners’ Agreement dated as of January 26, 1996, as amended heretofore, governing the use and ownership of the Mt. Holly facility, (ii) the rights of Glencore Ltd. and Glencore Acquisition I LLC under that certain Security Agreement dated April 1, 2003 respecting Hancock Aluminum LLC’s membership interest in Century Aluminum of Kentucky LLC, and (iii) liens, encumbrances, equities or claims under the Indenture dated April 2, 2001 relating to the Company’s 11 3/4% Senior Secured First Mortgage Notes due 2008 (“the 2001 Indenture”).

   (d) This Agreement has been duly authorized, executed and delivered by the Company.

   (e) Each of the Indenture and the Registration Rights Agreement has been duly authorized by the Company and each of its subsidiaries party thereto, and when executed and delivered by the Company or such subsidiaries, will be a valid and binding obligation of each such person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, general principles of equity (regardless of whether considered in an action at law or in equity) and limitations on the enforceability of indemnification or contribution provisions because of considerations of public policy.

   (f) The authorized capital stock of the Company conforms as to legal matters to the description there of contained in the Offering Document.

   (g) The Offered Securities have been duly authorized; and when the Offered Securities are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers pursuant to this Agreement, such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

   (h) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Registration Rights Agreement, and the consummation of the transactions contemplated hereby and thereby, will not contravene in any material respect any provision of applicable law or regulation or the certificate of incorporation or by-laws or other constituent documents of the Company or any of its subsidiaries or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required to be obtained by the Company or its subsidiaries for the performance by the Company of its obligations under this Agreement and the Registration Rights Agreement in connection with the issuance and sale of the Offered Securities by the Company, except such as are disclosed in the Offering Document as may be required to comply with the Company’s obligations under the Registration Rights Agreement under federal and state securities laws or as may be required to comply with the securities or Blue Sky laws of the various states in connection with the offer and sale ofthe Offered Securities.

   (i) When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be convertible into cash up to the aggregate principal amount of Offered Securities to be converted and, at the election of the Company, cash, shares of common stock, par value $0.01 per share of the Company (“Common Stock”) or a combination thereof, with respect to the remainder, if any, of the Company’s conversion obligation in excess of the principal amount of Offered Securities to be converted, in accordance with the terms of the Indenture; the shares initially issuable upon conversion of such Offered Securities (the “Underlying Shares”) have been duly authorized and reserved for issuance upon such conversion and, when issued and delivered upon such conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable; the outstanding Common Stock has been duly authorized and validly issued, is fully paid and nonassessable and conform to the description thereof contained in the Offering Document; and the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares.

   (j) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

   (k) No securities of the same class (within the meaning of Rule 144A(d)(3)(i)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

   (1) Assuming compliance by the Purchasers with their representations and warranties set forth in Section 4, it is not necessary in connection with the offer, sale and delivery of the Offered Securities to the Purchasers and the offer and sale of the Offered Securities by the Purchasers in the manner contemplated by this Agreement to register the Offered Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

   (m) Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation) (i) has offered or sold the Offered Securities or any security of the same class or series as the Offered Securities which is or will be integrated with the sale of the Offered Securities in a manner that would require the registration under the Securities Act of the Offered Securities or (ii) has offered or will offer or sell the Offered Securities in the United Statesby means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement until the earlier of (i) the Option Closing Date on which the Purchasers’ option to purchase Optional Securities is fully exercised or (ii) the expiration of the 45 day period subsequent to the date of this Agreement during which the Purchasers may exercise their option to purchase Optional Securities.

   (n) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Offering Document (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

   (o) Except as disclosed in the Offering Document, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the Company and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company to perform its obligations under the Indenture, this Agreement, or the Registration Rights Agreement; and, to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

   (p) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Document, will not be an “investment company” as defined in the United States Investment Company Act of 1940 (the “Investment Company Act”).

   (q) The Company and its subsidiaries (1) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (2) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (3) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (r) Other than as disclosed in the Offering Document, the Company and its subsidiaries do not have any costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (s) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the securities registered pursuant to any Shelf Registration Statement.

   (t) The Company has duly notified the NASDAQ Stock Market of this offering and to list the Underlying Shares for quotation on the NASDAQ Stock Market.

   (u) Neither the Company nor any of its subsidiaries (i) is in violation of its respective charter or by-laws or similar organizational documents or (ii) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness, or in any lease, contract indenture, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any of its subsidiaries is a party, or by which it or any of its subsidiaries or their respective properties may be bound, except where such default would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or over their respective properties except where such violations would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (v) Each of the contracts set forth on Schedule B hereto (the “Material Operating Contracts”) has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, the Company and/or its subsidiaries party thereto; (ii) each of the Material Operating Contracts is in full force and effect as of the date hereof and, as of each Closing Date, will be in full force and effect; (iii) neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, is, or with the giving of notice or lapse of time or both would be, in violation of or in default under any of the Material Operating Contracts, except for violations and defaults which singly or in the aggregate would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (w) Subsequent to the date as of which information is given in the Offering Document (exclusive of any amendment or supplement thereto subsequent to the date of this Agreement), (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in the Offering Document.

   (x) Except as described in the Offering Document, the Company and its subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title to all personal property owned by them, in each case which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such liens, encumbrances and defects that do not in the aggregate materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such propertyby the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Offering Document.

   (y) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (z) No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbances by the employees of any of its principal suppliers, manufacturers or contractors that could, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   (aa) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor its subsidiaries has been refused any material insurance coverage sought or applied for; and neither the Company nor its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Offering Document.

   (bb) Except as described in the Offering Document, the Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and have made all declarations and filings with, all federal, state, local and other governmental authorities (including foreign regulatory agencies), all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof, except such as would not, singly or in the aggregate, result in a material adverse effect on the Company and its subsidiaries, taken as a whole, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Offering Document.

   (cc) Except as disclosed in the Offering Document, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment in connection with this offering.

   (dd) The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   (ee) The financial statements of the Company included in the Offering Document present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the financial statements of Nordural hf, an Icelandic company and wholly owned subsidiary of the Company (“Nordural”), incorporated by reference in the Offering Document present fairly in all material respects the financial position of Nordural as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the applicable rules and regulations of the Commission; and the assumptions used in preparing the pro forma financial statements included in the Offering Document provide a reasonable basis for presenting the material effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

   (ff) As of the date hereof, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities or commitments of sale granted or issued by the Company or any of its subsidiaries relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Company or any of its subsidiaries, except (1) as otherwise disclosed in the Offering Document and (2) for the issuance of 10,000 options to Michael Tanchuk, 7,500 performance shares granted to Dick Starkweather and 5,000 performance shares granted to Ragnar Guamundsson and options granted to the Company’s non-employee directors following the July 16, 2004 annual meeting of stockholders under the Company’s Non-Employee Directors Stock Option Plan.

   (gg) (i) Deloitte & Touche LLP, which has certified certain financial statements of the Company and each of its subsidiaries, and (ii) to the best of the Company’s knowledge, PricewaterhouseCoopers hf, which has certified certain financial statements of Nordural, are each independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder.

   (hh) The Company is not engaged in discussions regarding any possible acquisitions or dispositions that would be required to be disclosed if the Offering Circular were a Registration Statement on Form S-l and are not so disclosed.

   (ii) Schedule C hereto is a true and complete list of all of the Company’s significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) as of the date of this Agreement (the “Significant Subsidiaries”).

   (jj) The agreements and other documents (1) filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 or filed as an exhibit to any subsequent filing under the Exchange Act or (2) relating to Nordural that are to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 constitute all of the outstanding material contracts of the Company and its subsidiaries taken as a whole required to be filed as exhibits under Item 601 of Regulation S-K.

   (kk) To the Company’s knowledge, the section in the Offering Circular entitled “Summary—Recent Developments—The Planned Gramercy Acquisition” does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light ofthe circumstances under which they were made, not misleading.

     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Purchasers, and the Purchasers agree, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof plus accrued interest, if any, from August 9, 2004 to the First Closing Date (as hereinafter defined), the respective principal amounts of Firm Securities set forth opposite the names of the several Purchasers in ScheduleA hereto.

     The Company will deliver against payment of the purchase price the Firm Securities in the form of one or more permanent global securities in definitive form (the “Firm Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent global securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Document. Payment for the Firm Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account specified by the Company drawn to the order of the Company at the office of Davis Polk & Wardwell, New York, N.Y., at 10:00 AM. (New York time), on August 9, 2004, or at such other time not later than seven full business days thereafter as CSFB and the Company determine, such time being herein referred to as the “First Closing Date,” against delivery to the Trustee as custodian for DTC of the Firm Global Securities representing all of the Firm Securities. The Firm Global Securities will be made available for checking at Davis Polk &Wardwell, New York, N.Y., at least 24 hours prior to the First Closing Date.

     In addition, upon written notice from CSFB given to the Company from time to time notmore than 45 days subsequent to the date of this Agreement, the Purchasers may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Offered Securities (including any accrued interest thereonto the related Optional Closing Date) to be paid for the Firm Securities. The Company agrees to sell to the Purchasers the principal amount of Optional Securities specified in such notice and the Purchasers agree, severally and not jointly to purchase such Optional Securities. Such Optional Securities shall be purchased from the Company for the account of each Purchaser in the same proportion as the principal amount of Firm Securities set forth opposite such Purchaser’s name in Schedule A hereto bears to the total principal amount of Firm Securities (subject to adjustment by CSFB to eliminate fractions) and may be purchased by the Purchasers for the purpose of covering over-allotments made in connection with the sale of the Firm Securities or otherwise. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by CSFB to the Company.

     Each time for the delivery of and payment for the Optional Securities, being herein referred to as the “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by CSFB on behalf of the several Purchasers but shall be neither earlier than the First Closing Date nor later than ten full business days after written notice of election to purchase Optional Securities is given.

     The Company will deliver against payment of the purchase price the Optional Securities being purchased on each Optional Closing Date in the form of one or more permanent global securities in definitive form (each, an “Optional Global Security”) deposited with the Trustee as custodian forDTC and registered in the name of Cede & Co., as nominee for DTC. Payment for such Optional Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account specified by the Company drawn to the order of the Company at the office of Davis Polk & Wardwell, New York, N.Y. against delivery to the Trustee as custodian for DTC of the Optional Global Securities representing all of the Optional Securities being purchased on such Optional Closing Date.

     4. Representations by Purchasers;Resale by Purchasers.

   (a) Each Purchaser severally represents and warrants to the Company that it is a “Qualified Institutional Buyer” as defined in Rule 144A (a “QIB”).

   (b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has solicited offers for, offered and sold the Offered Securities and will solicit offers for, offer and sell the Offered Securities as part of its distribution only in accordance with Rule 144A to persons it reasonably believes are QIBs.

   (c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

   (d) Each Purchaser severally agrees that it and each of its affiliates will not solicit offers for, offer or sell the Offered Securities by means of any form of general solicitation or general advertising, within the meaning of Rule 502(c) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule l44A of any of the Offered Securities, to deliver either with or prior to the confirmation of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

     5. Certain Agreements of the Company. The Company agrees with the several Purchasers that:

   (a) The Company will advise CSFB promptly of any proposal to amend or supplement the Offering Document and will not effect such amendment or supplementation without CSFB’s consent, which will not be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers any event occurs as a restilt of which the Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Offering Document is delivered to a purchaser, not misleading, the Company promptly will notify CSFB of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither CSFB’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6. The Purchasers agree to notify the Company of the completion of the resale of the Offered Securities by the Purchasers.

   (b) The Company will furnish to CSFB copies of the Offering Document and all amendments and supplements to such document, in each case as soon as available and in such quantities as CSFB requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to CSFB (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule l44A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

   (c) The Company will endeavor to arrange for the qualification of the Offered Securities for sale under the laws of such states in the United States as CSFB reasonably designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or to subject itself to taxation in any jurisdiction where it is not now so subject.

   (d) During the period of two years after the later of the First Closing Date and the last Optional Closing Date, the Company will not, nor will it permit any of its subsidiaries to, and it will use its best efforts to cause its other affiliates (as defined in Rule 144 under the Securities Act) not to, resell any of the Offered Securities that have been reacquired by any of them that constitute “restricted” securities under Rule 144 except pursuant to an effective registration statement under the Securities Act.

   (e) During the period of two years after the later of the First Closing Date and the last Optional Closing Date, the Company will not take any steps that would cause the Offered Securities not to be eligible to be offered under Rule 144A.

   (f) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities, the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Offering Document and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities (but not including the fees for professional services of counsel to the Purchasers); (iii) the cost of qualifying the Offered Securities for trading in The PortalSM Market (“PORTAL”) of The Nasdaq Stock Market, Inc. and any expenses incidental thereto; (iv) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (v) for any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as CSFB designates and the printing of memoranda relating thereto; (vi) for any fees charged by investment rating agencies for the rating of the Offered Securities; (vii) for expenses incurred in distributing the Offering Document (including any amendments and supplements thereto) to the Purchasers and potential investors; and (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Offered Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company and any such lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show. It is understood, however, that, except as provided in this paragraph (f), Section 7 and Section 9, the Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Offered Securities by them and any advertising expenses in connection with any offers they may make.

   (g) In connection with the offering, until CSFB shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

   (h) For a period of 45 days after the date hereof, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, including notes or warrants or other rights to purchase shares of Common Stock, or publicly disclose the Company’s intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of CSFB, as representative of the Purchasers; provided that the foregoing shall not apply to (A) the issuance of the Offered Securities, (B) any issuances of shares of Common Stock upon conversion of the Offered Securities, (C) the grant or award of stock options, performance shares or other stock-based compensation under the Company’s 1996 Stock Incentive Plan or Non-Employee Directors Stock Plan as in effect on the date of the Offering Circular or (D) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security or upon the vesting of performance shares outstanding on the date of the Offering Circular. The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities.

     6. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Firm Securities on the First Closing Date and for the Optional Securities on each Optional Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers ofthe Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

   (a)(1) The Purchasers shall have received a letter, dated the date of this Agreement, of Deloitte & Touche LLP confirming that it is an independent public accountant within the meaning of the Securities Act and the applicable published rules and regulations thereunder (“Rules and Regulations”) and to the effect that:

   (i) in its opinion the financial statements examined by it and included in the Offering Document and in the Exchange Act Reports comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations;

   (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on the unaudited financial statements included in the Offering Document;

   (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

   (A) the unaudited financial statements included in the Offering Document or in the Exchange Act Reports do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

   (B) at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the capital stock, any increase in long-term debt of the Company and its consolidated subsidiaries or any decrease in consolidated net current assets or stockholders’ equity, as compared with amounts shown on the latest balance sheet included in the Offering Document; or

   (C) for the period from the closing date of the latest income statement included in the Offering Document to the closing date of the latest available income statement read by such accountants or at a subsequent specified date not more than three business days prior to the date of this Agreement there were any decreases, as compared with the corresponding period in the preceding year and with the period of corresponding length ended the date of the latest income statement included in the Offering Document, in consolidated net sales, operating income or in the total or per-share amounts of net income;

except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which the Offering Document discloses have occurred or may occur or which are described in such letter;

   (iv) on the basis of a reading of the pro forma financial statements included in the Offering Document, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that the pro forma financial statements for the year ended December 31, 2003 and the three-month period ended March 31, 2004 included in the Offering Document do not comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of the Regulation S-X and that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements; and

   (v) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Offering Document and the Exchange Act Reports (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

   (a)(2) The Purchasers shall have received a letter, dated the date of this Agreement, of PricewaterhouseCoopers hf confirming that it is an independent public accountant within the meaning of the Securities Act and Rules and Regulations and to the effect that:

   (i) in its opinion the financial statements examined by it and included in the Offering Document and in the Exchange Act Reports comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations;

   (ii) they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on the unaudited financial statements ofNordural included in the Offering Document;

   (iii) on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that the unaudited financial statements included in the Offering Document or in the Exchange Act Reports do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles; and

   (iv) they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Offering Document and the Exchange Act Reports (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

   (b) Subsequent to the execution and delivery of this Agreement and prior to such Closing Date, there shall not have occurred: (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of a majority in interest of the Purchasers, including CSFB, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Purchasers, including CSFB, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the London Metal Exchange or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any general moratorium on commercial banking activities in NewYork declared by U.S. Federal or NewYork authorities; (vi) any major disruption of settlements of securities or clearance services in the United States; or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Purchasers including CSFB, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

   (c) The Purchasers shall have received an opinion, dated such Closing Date, of Gerald J. Kitchen, Executive Vice President, General Counsel and Chief Administrative Officer of the Company, to the effect that:

   (i) the shares of outstanding Common Stock have been duly authorized and are validly issued, fully paid and non-assessable;

   (ii) all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, or in the case of any subsidiary that is not a corporation, all necessary actions under the limited liability company act or the limited partnership act under which the subsidiary was organized and the subsidiary’s constituent documents have been taken for the purchase of such subsidiary’s equity interests and are owned by the Company either directly or through wholly owned subsidiaries, free and clear of all liens, encumbrances, equities or claims except for (A) encumbrances on the Company’s ability to dispose of the stock of Berkeley Aluminum, Inc. pursuant to the Amended and Restated Owners’ Agreement dated as of January 26, 1996, as amended heretofore, governing the use and ownership of the Mt. Holly facility, (B) the rights of Glencore Ltd. and Glencore Acquisition I LLC under that certain Security Agreement dated April 1, 2003 respecting Hancock Aluminum LLC’s membership interest in Century Aluminum of Kentucky LLC, and (C) liens, encumbrances, equities or claims under the Indenture;

   (iii) each of the Material Operating Contracts (other than those numbered 14 through 19 to which such counsel need not express any opinion) has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, the Company and/or its subsidiaries party thereto, as applicable; each of the Material Operating Contracts (other than those numbered 14 through 19 to which such counsel need not express any opinion) is in full force and effect as of the date hereof

   (iv) there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities or commitments of sale granted or issued by the Company or any of its subsidiaries relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Company or any of its subsidiaries, except (1) as otherwise disclosed in the Offering Document and (2) and for the issuance of 10,000 options to Michael Tanchuk, 7,500 performance shares granted to Dick Starkweather and 5,000 performance shares granted to Ragnar Guamundsson and options granted to the Company’s non-employee directors following the July 16, 2004 annual meeting of stockholders under the Company’s Non-Employee Directors Stock Option Plan; and

   (v) the Company and its subsidiaries (i) are in compliance with any and all applicable federal environmental laws of the United States of America (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

   In addition, such counsel shall state in a separate letter that such counsel has participated in conferences with officers and other representatives of the Company at which conferences such counsel discussed the contents of the Offering Document and related matters, and nothing has come to the attention of such counsel that causes such counsel to believe that (A) each document filed pursuant to the Exchange Act and incorporated by reference in the Offering Document (except for the financial statements and financial schedules and other financial and statistical data included therein or omitted therefrom, as to which such counsel need not express any comment) did not comply as to form when filed in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder, (B) the Offering Document (except for the financial statements and financial schedules and other financial and statistical data included therein or omitted therefrom, as to which such counsel need not express any comment) as of its date or as of the Closing Date contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessaryin order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (d) The Purchasers shall have received an opinion, dated such Closing Date, of Curtis, Mallet-Prevost, Colt & Mosle LLP, counsel for the Company, to the effect that:

   (i) the Company has been duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and conduct its business as described in the Offering Document; and the Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

   (ii) each of the Significant Subsidiaries of the Company (other than Nordural, as to which such counsel need express no opinion) is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction of its organization and has the corporate, limited liability company or limited partnership power and authority to own its properties and conduct its business as described in the Offering Document; and each such Significant Subsidiary of the Company is duly qualified to transact business as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

   (iii) the authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Offering Document;

   (iv) all of the issued and outstanding capital stock of each Significant Subsidiary of the Company that is a corporation is owned by the Company, directly or through subsidiaries, free of any perfected security interests;

   (v) the Indenture has been duly authorized, executed and delivered by the Company; the Offered Securities delivered on such Closing Date have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture, the Offered Securities delivered on such Closing Date will constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (such counsel need express no opinion as to the validity, legally binding effect or enforceability of those sections of the Indenture or any related provisions in the Offered Securities that require or relate to a “make-whole” premium at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture); and the Indenture conforms in all material respects to the requirements of the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder;

   (vi) the shares of Common Stock initially issuable upon conversion of the Offered Securities delivered on such Closing Date have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and nonassessable, and, to the knowledge of such counsel, the shareholders of the Company have no preemptive rights or similar rights with respect to the Offered Securities or the Common Stock issuable upon conversion thereof;

   (vii) the execution and delivery by the Company and each of its subsidiaries of, and the performance by the Company and each of its subsidiaries of their obligations under, the Indenture, this Agreement and the Registration Rights Agreement to which any of the Company or its subsidiaries is a party, including the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, and the use of proceeds as set forth in the Offering Document under the section thereof entitled “Use of Proceeds,” will not contravene any provision of applicable law or the certificate of incorporation or by-laws or other constitutive documents of the Company or any of its Significant Subsidiaries or, to the best of such counsel’s knowledge after due inquiry, any agreement or other instrument binding upon the Company or any of its subsidiaries that has been filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 or any subsequent Exchange Act Report, or, to such counsel’s knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary (not including Nordural), and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Registration Rights Agreement or the consummation of the offering of the Offered Securities, except as disclosed in the Offering Circular or as may be required to comply with the Registration Rights Agreement under federal and state securities laws or as may be required to comply with the securities or Blue Sky laws of the various states in connection with the offer and sale of the Offered Securities (as to which such counsel need express no opinion), provided that in rendering the opinion under this clause (vii), such counsel may rely upon a certificate of an officer of the Company with respect to the Company’s compliance with financial covenants under the 2001 Indenture;

   (viii) each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and, assuming that they have been duly authorized, executed and delivered by the other parties thereto, each of this Agreement and the Registration Rights Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in an action at law or in equity) and limitations on the enforceability of indemnification or contribution provisions because of considerations of public policy;

   (ix) the statements in the Offering Document under the captions “Description of Capital Stock,” “Description of Certain Indebtedness,” “Material U.S. Federal Tax Considerations” and “Plan of Distribution,” insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize in all material respects the matters referred to therein;

   (x) such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would be required to be described in the registration statement on Form S-4 of the Company and are not described in the Offering Circular or of any statutes, regulations, contracts or other documents that would required to be described in the registration statement on Form S-4 of the Company that are not described in the Offering Circular;

   (xi) the Company is not, and after giving effect to the offering and sale of the Shares by the Company and the application of the proceeds thereof as described in the Offering Document will not be, required to register as an “investment company” as such term is defined in the Investment CompanyAct; and

   (xii) no registration under the Securities Act of the Offered Securities is required for the sale of the Offered Securities to the Purchasers as contemplated hereby or for the initial resale of the Offered Securities in accordance herewith assuming the accuracy of the Purchaser’s representations set forth in Section 4 hereof and their compliance with the covenants and agreements of each of them contained herein.

   In addition, such counsel shall state in a separate letter that such counsel has participated in conferences with officers and other representatives of the Company at which conferences such counsel discussed the contents of the Offering Document and related matters, and nothing has come to the attention of such counsel that causes such counsel to believe that the Offering Circular, or any amendment or supplement thereto, as of the date hereof and as of the Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein not misleading; it being understood that such counsel need express no opinion as to the financial statements and financial schedules and other financial and statistical data contained in or omitted from the Offering Circular.

   (e) The Purchasers shall have received an opinion of Logos, outside Icelandic counsel for the Company, dated such Closing Date, to the effect that:

   (i) Nordural has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Offering Document and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Nordural;

   (ii) all of the issued shares of capital stock of Nordural have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company directly or indirectly, free and clear of all liens, encumbrances, equities or claims, except as otherwise disclosed in the Offering Document;

   (iii) the consummation of the transactions contemplated hereby will not contravene the certificate of incorporation or by-laws of Nordural or any agreement or other instrument binding upon Nordural that is material to Nordural, or, to the best of such counsel’s knowledge, any judgment, order or decree of any governmental body, agency or court having jurisdiction over Nordural;

   (iv) to the best of such counsel’s knowledge, there are no legal or governmental proceedings pending or threatened to which Nordural is a party or to which any of the properties of Nordural is subject except as otherwise disclosed in the Offering Document or of any statutes, regulations, contracts or other documents that are material to Nordural or the operation of Nordural that are not otherwise described in the Offering Document;

   (v) Nordural (i) is in compliance with any and all applicable Icelandic environmental laws (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on Nordural;

   (vi) each of the Material Operating Contracts (other than those numbered 1 through 13 to which such counsel need not express any opinion) has been duly authorized, executed and delivered by, and each of the Material Operating Contracts (other than those numbered 1 through 13, 16 and 19 to which such counsel need not express any opinion) constitutes a valid and binding obligation of, Nordural; each of the Material Operating Contracts (other than those numbered 1 through 13, 16 and 19 to which such counsel need not express any opinion) is in full force and effect as of the date hereof

   (f) The Purchasers shall have received from Davis Polk & Wardwell, counsel for the Purchasers, such opinion or opinions, dated such Closing Date, with respect to the incorporation of the Company, the validity of the Offered Securities, the Offering Circular, the exemption from registration for the offer and sale of the Offered Securities by the Company to the several Purchasers and the resales by the several Purchasers as contemplated hereby and other related matters as CSFB may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

   (g) The Purchasers shall have received a certificate, dated such Closing Date, of an executive officer of the Company in which such officers, to the best of his or her knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the Offering Document there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Offering Document or as described in such certificate.

   (h) The Purchasers shall have received a letter, dated such Closing Date, of each of Deloitte & Touche LLP and PricewaterhouseCoopers hf which meets the requirements of subsection (a)(l) and (a)(2), respectively, of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

   (i) The “lock up” agreements, each substantially in the form of Exhibit A hereto, between you and Glencore International AG and each executive officer and director of the Company as listed in Schedule D hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on such Closing Date.

   (j) An amendment to the Company’s $100 million senior secured revolving credit facility required to consummate the transactions contemplated herein shall have been duly authorized, executed and delivered prior to such Closing Date and shall be in full force and effect on such Closing Date.

The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. CSFB may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

       7. Indemnification and Contribution.

   (a) The Company will indemnify and hold harmless each Purchaser, its partners, directors and officers and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or the Exchange Act Reports, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the

Company’s failure to perform its obligations under Section 5(a) of this Agreement, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through CSFB specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

   (b) Each Purchaser will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or arise out of or are basedupon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through CSFB specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of (i) the following information in the Offering Document furnished on behalf of each Purchaser: the third, eighth (with regard to market making only), tenth and eleventh paragraphs under the caption “Plan of Distribution”; and (ii) the information in the Offering Document regarding material relationship disclosure under the caption “Plan of Distribution”; provided however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

   (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses. In case any such action is brought against any indemnified party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii)

does not include a statement as to or an admission of fault or failure to act by or on behalf of any indemnified party.

   (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

   The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

   (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

     8. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate principal amount of the Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of the Offered Securities that the Purchasers are obligated to purchase on such Closing Date, CSFB may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase on such Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of the Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Offered Securities that the Purchasers are obligated to purchase on such Closing Date and arrangements satisfactory to CSFB and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 9 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement shall not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

     9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated by the Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Purchasers or such Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Purchasers in connection with this Agreement or the offering contemplated hereunder.

     10. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers c/o Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: Transactions Advisory Group, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Century Aluminum Company, 2511 Garden Road, Building A, Suite 200, Monterey, CA, 93940, Attention: Gerald J. Kitchenwith a copy to Curtis, Mallet-Prevost, Colt & Mosle LLP, Attention: Jeffrey N. Ostrager; provided, however, that any notice to a Purchaser pursuant to Section 7 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

     11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

     12. Representation of Purchasers. You will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by you jointly or by CSFB will be binding upon all the Purchasers.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     14. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours,

CENTURY ALUMINUM COMPANY

	By:	/s/ Gerald J. Kitchen

		Name:	Gerald J. Kitchen
		Title:	Executive Vice President
General Counsel
Chief Administrative Officer
The foregoing Purchase Agreement is
hereby confirmed and accepted as of
the date first above written.

CREDIT SUISSE FIRST BOSTON LLC

By:

Name:
Title:

Acting on behalf of itself and as the
Representative of the several Purchasers

     If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours,

CENTURY ALUMINUM COMPANY

By:

Name:
Title:

The foregoing Purchase Agreement is
hereby confirmed and accepted as of
the date first above written.

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ STEVEN WINNERT

Name: STEVEN WINNERT
Title: MANAGING DIRECTOR

Acting on behalf of itself and as the
Representative of the several Purchasers

SCHEDULE A

Principal Amount of
Purchaser	Offered Securities
Credit Suisse First Boston LLC	$90,000,000
Goldman, Sachs & Co.	30,000,000
Banc of America Securities LLC	30,000,000

Total	$150,000,000

SCHEDULE B

Material Operating Contracts

1.	Molten Aluminum Purchase Agreement between Century Aluminum of West Virginia, Inc. and Pechiney Rolled Products, LLC, dated September 20, 1999.

2.	Aluminum Purchase Agreement between Berkeley Aluminum, Inc. and Glencore Ltd., dated April 1, 2003, as amended.

3.	Aluminum Purchase Agreement between Berkeley Aluminum, Inc. and Glencore Ltd. dated January 1, 2003

4.	Alumina Supply Agreement dated June 26, 1996 between Glencore AG and Berkeley Aluminum, Inc., as assignee of Glencore Primary Aluminum Company LLC pursuant to the Assignment and Assumption of Alumina Supply Agreement between Xstrata Aluminum Corporation and Berkeley Aluminum, Inc. dated March 31, 2000

5.	Alumina Supply Agreement, dated as of January 1, 2001, between Glencore AG and Berkeley Aluminum, Inc.

6.	Alumina Supply Agreement, dated as of January 1, 2001, between Glencore Ltd. and Century Aluminum of West Virginia, Inc.

7.	Electric Power Supply Agreement between Century Aluminum of West Virginia, Inc. and Ohio Power Company (d.b.a. American Electric Power), dated May 3, 1997

8.	South Carolina Public Service Authority Service Agreement for Large Power Electric Service between the South Carolina Public Service Authority and Alumax of South Carolina, Inc., dated July 1, 2003.

9.	Amended and Restated Owners’ Agreement, dated as of January 26, 1996, as amended relating to the Mt. Holly facility

10.	Aluminum Supply Agreement between Century Aluminum Company and Southwire Company, dated as of April 2, 2001.

11.	Alumina Purchase Agreement between Kaiser Aluminum & Chemical Corporation and Southwire Company, dated December 18, 1997 as amended heretofore by First Amendment and Second Amendment, as assigned to Century or one of its subsidiaries pursuant to the assignment and assumption agreement dated on or about April 1, 2001.

12.	Alumina Purchase Agreement between Kaiser Aluminum & Chemical Corporation and Century Aluminum of Kentucky LLC, dated May 26, 2003.

13.	Agreement for Electric Service between Green River Electric Corporation and Southwire Company, dated July 15, 1998, as amended by Amendment No. 1 dated July 15, 1998, as assigned to Century or one of its subsidiaries pursuant to the assignment and assumption agreement dated on or about April 2, 2001.

14.	Investment Agreement, dated as of August 7, 1997, by and among the Government of Iceland, Columbia Ventures Corporation and Nordural hf as amended by the First Amendment to the Investment Agreement dated June 14, 2000 between the Government of Iceland, Columbia Ventures Corporation and Nordural hf.

15.	Power Agreement, dated as of August 7, 1997, by and between Landsvirkjun (The National Power Company) and Nordural hf as amended by the First Amendment to the Power Agreement dated October 29, 1999 between Landsvirkjun and Nordural hf.

16.	Alumina Supply, Toll Conversion and Aluminium Metal Supply Agreement, dated September 23, 1997, by and between Billiton Marketing and Trading B.V. and Nordural hf, as amended by the First Amendment to the Alumina Supply, Toll Conversion and Aluminium Metal Supply Agreement, dated June 16, 2000, by and between Billiton Marketing B.V. and Nordural hf.

17.	Harbour Agreement dated August 7, 1997 between The Grundartangi Harbour Fund and Nordural hf.

18.	Smelter Site Agreement dated March 20, 1997 between The State Treasury of Iceland and Nordural hf as amended by the First Amendment to the Smelter Site Agreement dated August 7, 1997 between The State Treasury of Iceland and Nordural hf.

19.	Amended and Restated Carbon Anode Blocks Sales and Purchase Agreement, dated as of June 15, 2000, by and between VAW aluminium AG and Nordural hf.

SCHEDULE C

Significant Subsidiaries

Berkeley Aluminum, Inc.
Century Aluminum of West Virginia, Inc.
Century Bermuda I Limited
Century Bermuda II Limited
Century Kentucky, Inc.
Metalsco, Ltd.
Skyliner, Inc.
Nordural Hf
Nordural Holdings I eHf
Nordural Holdings II eHf
Nordural U.S. LLC
NSA, Ltd.
Hancock Aluminum LLC
Century Aluminum of Kentucky LLC

SCHEDULE D

Lock-Up Agreements

Craig A. Davis
Gerald J. Kitchen
David W. Beckley
E. Jack Gates
Daniel J. Krofcheck
Steve Schneider
Peter C. McGuire
John C. Fontaine
John P. O’Brien
Robert E. Fishman
William R. Hampshire
Roman A. Bninski
Stuart M. Schreiber
Willy R. Strothotte
Glencore International AG

EXHIBIT A

FORM OF
LOCK-UP AGREEMENT

July                    , 2004

Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA, 93940

Credit Suisse First Boston LLC
As Representative of the Several Purchasers,
Eleven Madison Avenue,
New York, NY 10010-3629

Dear Sirs:

     The undersigned understands that the Purchasers intend to undertake an offering of the Securities referred to below as part of a series of proposed transactions that include a tender offer (the “Tender Offer”) for Century Aluminum Company’s 11.75% Senior Secured First Mortgage Notes. As an inducement to the Purchasers to execute the Purchase Agreement pursuant to which an offering will be made that is intended to result in an orderly market for Convertible Senior Notes (the “Securities”) of Century Aluminum Company, a Delaware corporation, and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Company’s common stock, par value $0.01 per share (the “common stock”) or securities convertible into or exchangeable or exercisable for any shares of the Company’s common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s common stock, whether any such aforementioned transaction is to be settled by delivery of the Company’s common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC (“CSFB”), as representative of the purchasers (the “Purchasers”) that may be party to the Purchase Agreement to be entered into by the Company and such Purchasers. In addition, the undersigned agrees that, without the prior written consent of CSFB, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Company’s common stock or any security convertible into or exercisable or exchangeable for the Company’s common stock, including the Securities.

     The Lock-Up Period will commence on the date of the Lock-Up Agreement and continue for 45 days after the offering date set forth on the final Offering Document used to sell the Securities (the “Offering Date”) pursuant to the Purchase Agreement.

     Notwithstanding the foregoing, the following transactions, in each case will not be subject to this Agreement:

1.	transactions by the undersigned relating to shares of the Company’s common stock or other securities acquired in open market transactions after the completion of the offering of the Securities;

2.	the transfer of shares of the Company’s common stock as bona fide gifts; provided that the transferred shares remain subject to the restrictions above (provided that up to an aggregate of 1,000 Shares of common stock transferred by the undersigned shall not remain subject to the restrictions following transfer as bona fide gifts) and the transferor is not required to file a Form 4 under the Exchange Act;

3.	sales or other dispositions of shares of the Company’s common stock to the Company to discharge tax withholding obligations resulting from the vesting of performance shares or the exercise of stock options during the term of the Lock-Up Period; provided that the aggregate number of shares withheld by the Company for all persons subject to these restrictions in reliance on this exception (and the similar exception contained in the lock-up agreements signed by such other persons) does not exceed 100,000 shares of the Company’s common stock;

4.	transfers or other dispositions of shares of the Company’s common stock to the Company in payment of the exercise price of stock options during the term of the Lock-Up Period, or upon the cashless exercise of stock options during the term of the Lock-Up Period; provided that such shares are not subsequently sold by the Company during the Lock-up Period; and

5.	Any sales, transfers or other dispositions by the undersigned, if the undersigned is an officer or director, of the Company’s common stock beginning on the date, if any, that is two weeks after the successful consummation of the Tender Offer; provided that (a) the aggregate number of shares sold, transferred or otherwise disposed of by all persons subject to these restrictions in reliance on this exception (and the similar exception contained in the lock-up agreements signed by such other persons) does not exceed 350,000 shares of Common Stock and (b) any such sales transfers or other dispositions are effected through Credit Suisse First Boston LLC.

     Any shares of the Company’s common stock received upon exercise of options granted to the undersigned will also be subject to this Agreement.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of common stock if such transfer would constitute a violation or breach of this Agreement

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Offering Date shall not have occurred on or before September 30, 2004. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,